Exhibit 99.1

Associated Materials Commences Tender offer for
9.125% Senior secured notes due 2017

Cuyahoga Falls, Ohio, November 3, 2016-Associated Materials, LLC (the “Company”) and its wholly-owned subsidiary, AMH New Finance, Inc. (“AMH Finance” and, together with the Company, the “Companies”), today announced that they have commenced a tender offer (the “Tender Offer”) to purchase for cash any and all of their outstanding 9.125% Senior Secured Notes due 2017 (the “Notes”). The terms and conditions of the Tender Offer are set forth in the Offer to Purchase, dated November 3, 2016 (as the same may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as the same may be amended or supplemented from time to time, the “Letter of Transmittal”), to be distributed to holders of the Notes (“Holders”).
The Notes subject to the Tender Offer and certain additional information regarding the Tender Offer are listed in the table below.

Notes	CUSIP No.	Outstanding Principal Amount	Tender Offer Consideration(1)	Early Participation Payment(1)	Total Consideration(1)(2)
9.125% Senior Secured Notes due 2017	04570V AC7	$830,000,000	$970	$30	$1,000
(1) Per $1,000 principal amount of Notes that are accepted for purchase. Accrued and unpaid interest will also be paid as described below.
(2) Includes the Early Participation Payment (as defined below).
The Companies expect to purchase Notes in the Tender Offer using proceeds from a concurrent offering and sale by Associated Materials Group, Inc., the indirect parent company of AMLLC (“Parent”), of new senior secured notes due 2024 (the “New Notes”) in an aggregate principal amount of $675.0 million, the proceeds of which will be held in escrow and will be released to the Companies upon the assumption of all of Parent’s rights and obligations under the New Notes and the indenture governing the New Notes by the Companies and the sale by Parent of a series of convertible preferred equity securities and warrants for aggregate net proceeds of approximately $273 million and the contribution of such net proceeds to the Company (the “Transactions”). Completion of the Tender Offer is conditioned upon completion of the Transactions and the receipt by the Companies of net proceeds therefrom that, together with cash on hand, would be sufficient to (1) pay the Total Consideration (as defined below) for all the tendered Notes, plus Accrued Interest (as defined below), (2) pay the redemption price (including accrued interest) for any Notes not validly tendered pursuant to the Tender Offer, (3) repay certain indebtedness (including accrued interest) outstanding under the Company’s credit facilities, (4) repay the indebtedness (including accrued interest) under the first lien promissory note made by the Companies and certain of their affiliates in favor of an affiliate of Hellman & Friedman, LLC and (5) pay all fees and expenses incurred in connection with the Tender Offer and the Transactions.
Holders must validly tender and not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on November 18, 2016, unless extended (such date and time, as the same may be extended, the “Early Participation Deadline”), in order to be eligible to receive the Total Consideration for the Notes. Holders who validly tender (and do not validly withdraw) Notes after the Early Participation Deadline but at or prior to the Expiration Time (as defined below) will be eligible to receive the Tender Offer Consideration (as defined below) for their Notes. Certain Holders are expected to tender their Notes at or prior to the Early Participation Deadline.
The “Total Consideration” for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer at or prior to the Early Participation Deadline and accepted for purchase by the Companies will equal $1,000, which includes an amount (the “Early Participation Payment”) equal to $30 for each $1,000 principal amount of Notes accepted for purchase. The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer after the Early Participation Deadline but at or prior to midnight, New York City time, at the end of the day on December 2, 2016, unless extended or earlier terminated (such date and time, as the same may be extended, the “Expiration Time”) and accepted for purchase by the Companies will equal $970, which amount is equal to the Total Consideration less the Early Participation Payment. The Tender Offer is scheduled to expire at the Expiration Time.
In addition to the Total Consideration or Tender Offer Consideration, as the case may be, Holders who validly tender Notes that are accepted for purchase by the Companies will receive a cash payment representing the accrued interest in respect of those Notes from the last interest payment date (which was November 1, 2016) to, but not including, the Early Settlement Date (as defined below) or the Final Settlement Date (as defined below), as applicable, for Notes purchased by the Companies pursuant to the Tender Offer (“Accrued Interest”).
Notes validly tendered may be withdrawn at any time at or prior to 5:00 p.m., New York City time, on November 18, 2016, unless extended by the Companies (the “Withdrawal Deadline”), but not thereafter. Holders who tender their Notes pursuant to the Tender Offer after the Withdrawal Deadline may not withdraw their tendered Notes.
Subject to the terms and conditions of the Tender Offer, the Companies may elect (and if elected will promptly announce such election) to accept for purchase on or after following the Early Participation Deadline all Notes that are tendered and not validly withdrawn at or prior to the Early Participation Deadline (such date, the “Early Acceptance Date”). If an Early Acceptance Date is elected and with respect to Notes accepted for purchase on the Early Acceptance Date, if any, the Holders thereof will receive payment of the Total Consideration for such accepted Notes on or promptly after the Early Acceptance Date, with the date on which the Companies deposit with The Depository Trust Company (“DTC”) the aggregate Total Consideration for Notes accepted for purchase on the Early Acceptance Date, together with an amount equal to Accrued Interest, being referred to as the “Early Settlement Date.” If an Early Acceptance Date is elected, the Early Settlement Date would be between November 22, 2016 and November 30, 2016, unless the Early Participation Deadline is extended by the Companies in their sole discretion.
Subject to the terms and conditions of the Tender Offer, the Companies intend to accept for purchase on or promptly following the Expiration Time (the date of such acceptance, the “Final Acceptance Date”) any Notes validly tendered after the Early Participation Deadline but at or prior to the Expiration Time. Payment of the aggregate consideration for all such Notes accepted on the Final Acceptance Date will be made on the “Final Settlement Date,” which date will be the date on or promptly after the Final Acceptance Date on which the Companies deposit with DTC the aggregate amount of funds required to purchase Notes accepted on the Final Acceptance Date, together with an amount equal to Accrued Interest. The Final Settlement Date is expected to be on or about December 5, 2016, unless the Expiration Time is extended by the Companies in their sole discretion.
The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and the Letter of Transmittal that will be sent to Holders. Holders are encouraged to read these documents carefully when they become available.
The Companies have retained Goldman, Sachs & Co. and Ducera Securities LLC to act as dealer managers for the Tender Offer and have retained Global Bondholder Services Corporation to act as the information agent and depositary for the Tender Offer. Questions regarding the Tender Offer should be directed to Goldman, Sachs & Co., the lead dealer manager for the Tender Offer, by phone at (800) 828-3182 (toll-free) or at (212) 357-1452 (collect). Requests for documents relating to the Tender Offer should be directed to Global Bondholder Services Corporation by telephone at (212) 430-3774 (banks and brokers) or (866) 470-3700 (toll-free).
This press release is neither an offer to purchase nor a solicitation to buy any of the Notes nor is it a solicitation for acceptance of the Tender Offer. The Companies are making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made in any state or other jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such state or other jurisdiction. None of the Companies, the dealer managers, the information agent or the depositary makes any recommendation in connection with the Tender Offer.

About Associated Materials, LLC
Associated Materials was founded in 1947 when it first introduced residential aluminum siding under the Alside® name and is a leading, vertically integrated manufacturer and distributor of exterior residential building products in the United States and Canada. The Company produces a comprehensive offering of exterior building products, including vinyl windows, vinyl siding, vinyl railing and fencing, aluminum trim coil and aluminum and steel siding and related accessories, which are produced at the Company’s 11 manufacturing facilities. In addition, the Company sells complementary products that are manufactured by third parties, such as roofing materials, cladding materials, insulation, exterior doors, equipment and tools. The Company also provides installation services.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the Company's outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016, as such factors may be updated from time to time in its periodic filings with the SEC.

For more information about the Company and its products, please visit: www.associatedmaterials.com.

Contact: Scott F. Stephens, Chief Financial Officer, (330) 922-7743.